UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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HAWAIIAN HOLDINGS INC

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HA Post Announcement Employee Q&A

ABOUT INTERNAL PROCESSES

1.	Why are we no longer making recordings available of some parts of town halls and other online forums?

The transaction agreement between Alaska Airlines and Hawaiian Airlines is subject to approval by Hawaiian Airlines shareholders. As we prepare for this yet-to-be-scheduled vote, all recorded information is subject to a detailed vetting process by our lawyers and in certain circumstances, written transcripts of these recordings may need to be filed with the Securities and Exchange Commission. While we are able to record and share prepared presentations, we will not be sharing recordings of live Q&A.

ABOUT THE DEAL

2.	What if another airline or another party makes an offer for our company? Are you open to other offers? What if Alaska backs out of the deal?

The board, subject to certain constraints, may consider other unsolicited offers for Hawaiian Airlines with the best interest of our shareholders in mind. However, we are focused on the agreement we reached with Alaska Airlines, which we believe is the best path forward for our company. And both companies are committed to taking the steps necessary to proceed with shareholder approval and regulatory review of the combination. We are also continuing to invest in our independent business, which will set us up for a strong future under any scenario.

3.	Will this combination be similar to others in the industry?

We believe our transaction provides broader consumer benefits and more consumer choice than other acquisitions in the airline industry. Our deal combines complementary networks to provide consumers with access to more domestic and international destinations with award winning service, while preserving both brands.

4.

How long has this deal been in the works? I heard it was being planned for quite some time. Is this true? Were there any other options available to Hawaiian Airlines other than this transaction? Was this a necessary step?

Alaska Airlines first approached us a few months ago, and our Board of Directors, in consultation with independent advisors, began evaluating the proposal. While we continue to believe that we have a strong future regardless of this transaction, our Board determined that this transaction maximized the value for our shareholders while delivering compelling benefits to our employees, guests, communities, and other stakeholders. More information about the deal will be available in the proxy statement we will file with the Securities and Exchange Commission in connection with the upcoming Hawaiian shareholder vote to approve the deal.

ABOUT OUR JOBS

5.	After the acquisition is complete, will management ensure job security for employees? Will there be any process changes in how we work? Will I need to reapply for my job?

As part of the deal, Alaska Airlines has committed to maintaining and growing union-represented jobs in Hawai‘i – including preserving Pilot, Flight Attendant and Maintenance bases in Honolulu, as well as our Airport Operations and Cargo throughout the state. For non-union employees, we expect there will be opportunities to continue with the combined company, but it is still too early to determine what organizational changes will be made. The combined company will have significant operations in Hawai‘i, with local leadership and a regional headquarters in Honolulu. We expect to engage in a process to assess the future organization structure of the combined companies and will have more information about the process in early 2024, though the work to finalize the organization may take several months.

6.	I am currently on a work visa. What happens now?

For now, nothing changes with your employment or work authorization status until the transaction closes – which we expect to take 12-18 months from the board’s initial approval. As we near the completion of the transaction, we will work with you to address this issue and keep you informed if there is anything you need to do.

7.	How will the combined company assess which non-union roles will remain? What’s the timeline for this?

Alaska Airlines leadership plans to meet with teams to determine operational, commercial, and administrative needs in Honolulu and on the mainland. A team will be created to focus on integration planning. Although it is still early in the process, we are committed to keeping employees informed throughout this process and anticipate having more information in early 2024.

8.	Will there be changes to the in-office/hybrid/remote policy for non-contract employees? Will I be able to work remotely from Honolulu if I remain with the combined company?

There are no changes to our in-office, hybrid, and remote work policy at this time. Over the course of the transition process, we will work with Alaska Airlines on remote work policies that would apply to the combined company, and update the FAQs when information becomes available.

9.

Will Hawaiian Airlines Flight Attendants work separately from Alaska Flight Attendants? Will Flight Attendants be able to work both Hawaiian Airlines and Alaska flights, or will we remain with our respective brands? What about other operations positions (pilots, maintenance, etc.)?

We do not have an answer at this time. We will work with Alaska Airlines during the integration process to better understand how In-Flight work will proceed under multiple brands after the transaction closes. But we do know that employees will be part of one team, with joint collective bargaining agreements to be negotiated after close. We will update the FAQs when information becomes available.

10.	Will there be any changes to payroll? Will there be any benefits differences between union and non-union employees? What about changes to the number of hours I can work per month?

Your pay and benefits will remain unchanged until the transaction closes, which we expect to happen 12-18 months from the Board’s initial approval. While it’s still too early to know exactly how and when our benefits plan will combine with Alaska’s, we expect the combined entity to offer competitive pay and benefits, as well as provide more career advancement and geographic mobility opportunities for employees.

11.	Will non-union employees currently on a military leave of absence have the opportunity to apply for open positions with the combined company in Hawai‘i?

Yes.

12.	What does this mean for Mainland Customer Service Rep (MCSR) jobs? Will these positions remain when the transaction closes?

Until the transaction closes, current unionized Mainland employees will continue to be covered by the current Collective Bargaining Agreement (CBA). After the transaction closes, Alaska Airlines will work with your union to reach a new agreement under a Joint Collective Bargaining Agreement (JCBA).

13.	How will the new combined entity be able to maintain an effective relationship with the Hawai‘i Department of Transportation from headquarters in Seattle?

While the combined company will be headquartered in Seattle, where Alaska Airlines is based, Honolulu will become a regional headquarters for the combined entity, with significant operations and local leadership. Alaska Airlines currently has other regional headquarters in Anchorage, Alaska, and San Francisco, California. The regional leadership team will continue to maintain close working relationships with the Department of Transportation and other State entities, as we do today.

14.	Are you in touch with state officials?

We have been engaging closely with state and federal officials at all levels since the announcement.

15.	Which union district will represent Hawaiian Airlines after the transaction is complete?

It is still too early to know which union district will represent Hawaiian Airlines after the transaction is complete. However, once the transaction closes, the combined entity will eventually reach a new agreement with your respective union through a Joint Collective Bargaining Agreement (JCBA). Your workgroup and union leadership will have additional information once it becomes available.

BENEFITS / POLICIES

16.

Will employee benefits (medical, dental, vision) and policies (pass travel, tobacco usage maternity leave and retirement) change? Will there be any benefits differences between union and non-union employees? Will vacation time be transferred if an employee continues with the combined company once the transaction closes?

While it’s still too early to know exactly how our benefits plans will combine with Alaska’s when the transaction closes, we expect the combined entity to offer competitive pay and benefits, as well as provide more career advancement and geographic mobility opportunities for employees. Until the transaction closes, your pay and benefits will remain unchanged.

17.	What will happen to my 401(K)?

The contributions you have made or will make to your 401(k) plan are yours. Your account will remain with Empower Retirement unless you decide otherwise. While it’s still too early to know how our benefits plans will combine with Alaska’s when we close the transaction, we will work with Alaska’s integration team to find out more about their retirement benefits and update the FAQs when the information is available.

18.	How will Alaska Airlines treat our retirees?

We have a commitment from Alaska Airlines to honor retiree flight benefits. A team will be established to focus on integration planning, and we are committed to keeping employees informed throughout this process.

ABOUT THE PROCESS

19.	How will I receive ongoing updates on the integration process? Will there be town hall meetings? If so, how often will these occur? Is there a place I can submit my questions and concerns?

We’re committed to communicating often and answering your questions as the process moves forward. If you have additional questions, please complete, and submit our form. Peter and your divisional leaders will continue to hold regular town halls with updates, and in 2024 we plan to begin holding joint town halls and listening sessions with Alaska leadership.

20.	How will we be integrated and working together? Am I now an Alaska Airlines employee?

We will continue operating our standalone business until the transaction closes, which we expect to happen within 12-18 months from the Board’s initial approval. During this time, we will continue to maintain our focus on safety, operational excellence, and aloha in everything we do.

At closing of the transaction, Hawaiian will become a wholly owned subsidiary of Alaska Air Group. At some point after closing, we will move to a single operating certificate, at which point Hawaiian Airlines employees remaining with the combined entity will become Alaska Airlines employees.

21.	Can Alaska begin making changes to our operations before the transaction closes?

No, Alaska cannot make changes to our operations before the transaction closes. Each company will continue to run its independent operations. Alaska will begin a process of integration planning, which seeks to learn more about our business and plan for the future integration without making any changes commercially or operationally to our business prior to the closing of the transaction.

Until the transaction closes, we will continue operating our standalone business and Alaska Airlines remains a competitor. During this time, we will continue to maintain our focus on safety, operational excellence, and aloha in everything we do.

22.	I heard Alaska uses Aloha Air Cargo. Does this mean that Hawaiian Airlines cargo will be outsourced once the transaction closes? If so, can I transfer departments?

Alaska Airlines uses Aloha Tech Ops for maintenance support. There is no plan to outsource the cargo business in Hawai‘i, and Alaska Airlines has committed to expanding cargo service to and from Hawai‘i.

Additionally, Alaska has committed to maintaining and growing union-represented jobs in Hawai‘i including preserving Pilot, Flight Attendant, and Maintenance bases in Honolulu, along with our Airport Operations and Cargo throughout the state.

ABOUT OUR FUTURE

23.	Will the Hawaiian Airlines name and brand change? Is this similar to Alaska Airlines purchase of Virgin America?

We expect the combined company to maintain both industry-leading Alaska and Hawaiian Airlines brands while integrating into a single operating platform and loyalty program. This will allow us to continue providing our remarkable service and hospitality while maintaining operational excellence.

24.	Will there be any changes to the level of service we provide? What about for employees who work on the aircraft?

We expect the Hawaiian Airlines brand to continue to operate with our existing frontline employees as part of Alaska Airlines. Both airlines share a culture of safety, operational excellence, and service.

While the brands will continue to exist, there will almost certainly be harmonization of procedures and service between the two, and a comprehensive review will need to occur as part of the integration planning process.

25.	Will our aircraft liveries remain the same?

Alaska has committed to maintaining both the Alaska Airlines and Hawaiian Airlines brands, reflected on liveries, at airports and elsewhere. The details of this will be worked through in the months ahead and we will update you when we know more.

26.	Will the leadership team change once the transaction closes? What happens to our executives?

We do not expect any leadership changes prior to closing. While no determination has been made at this point about the future of our executive leadership with the combined entity, we expect there will not be roles for all of them.

Our executive team remain focused on managing our business successfully through the transition and continuing to invest in the future.

27.	Will both airlines report to the same leadership team? Will there be two CEOs?

The combined organization will be headquartered in Seattle, led by Alaska Airlines CEO Ben Minicucci. Details about the combined organization’s structure are not yet determined. Until the transaction closes, no immediate changes will occur, and our leadership will remain in place.

28.	Will this impact our relationship with third party vendors we rely on to provide software support for our day-to-day operations? How will existing contracts be handled?

We will continue to work with our existing vendors and, subject to compliance with our obligations under the transaction agreement, renew contracts as needed to support the business in the normal course. A determination will be made as part of the integration planning process about which systems will be used after closing and after integration into a single operating certificate.

29.	How will this affect our Contact Center ops?

It is still too early to discuss how the combined entity will function, or the potential impacts on current operations. Until the transaction closes, there will not be any immediate changes.

30.	How will this transaction impact ground handling contracts? Do you expect Alaska to continue to use Unifi or will Hawaiian Airlines need to assist Alaska operations?

It is too early to know exactly how this will impact ground handling contracts. As the transaction nears completion, we will review and revise our ground handling and other vendor contracts as necessary.

Until the transaction closes, there will not be any immediate changes. The two companies will maintain their separate operations until the transaction is finalized. A dedicated team will be formed to focus on integration planning, and our commitment is to keep employees well-informed throughout this process.

31.	What are Alaska’s fleet plans for Hawaiian Airlines? Will we get new aircraft? Will our current pilots retain their fleet ratings?

Fleet composition decisions have yet to be made, but we expect the combined entity to make decisions based on maximizing operational efficiency and customer experience. In a combined entity, allocation of pilots to fleet types will be governed by the terms of the JCBA. We expect that being a part of the larger, combined airline will present new opportunities for pilots.

Until then, Hawaiian Airlines’ fleet is well-suited to the range of missions that we operate today across our network.

32.	What will happen to HawaiianMiles already earned? Will I be able to use them once the transaction closes?

Prior to the closing of the combination, you may continue to earn and redeem HawaiianMiles as you did prior to the announcement. Miles that you earn with Hawaiian Airlines do not expire and your existing miles will be honored – both before and after the combination is official.

Members who qualify for Pualani Elite status with Hawaiian Airlines will also see their status carried across into the combined program. While the elite tiers of any combined program may not have the same names as our Pualani Elite tiers, it is expected that they will offer comparable or better benefits to what you receive today. The same is true for your Hawaiian Airlines World Elite Mastercard. You can continue to spend and earn miles as you do today and get the same great rewards. If you do not have the Hawaiian Airlines World Elite Mastercard, we will continue to accept new applications.

Once the combination is complete, the two airlines’ loyalty programs will be integrated into a single shared loyalty program and your miles will be carried into the new program.

33.	Will the combined company still maintain LAX and LAS turns? Will there be any international location closures?

It is too early to have specific information about routes or how locations could be affected. The two companies will maintain their separate operations until the transaction is finalized. A dedicated team will be formed to focus on integration planning, and our commitment is to keep employees well-informed throughout this entire process.

34.	How will this combination impact Hawaiian Airlines in markets we both serve?

One of the reasons this combination makes so much sense is that there is very little overlap between the two carrier’s network today. Alaska has committed to maintaining robust levels of service between current mainland destinations and Hawai‘i and within Hawai‘i.

35.	What will happen once Hawaiian Airlines and Alaska combine on one operations platform? What is the future of our IT systems?

An assessment will be made as part of the integration planning process to determine the ideal technology stack for the combined airline. The two companies will maintain their separate operations until the transaction is finalized.

36.

Once the transaction closes, what sort of training will be required (guest services, aircraft training, etc.) and what will the timeline be? Can Hawaiian Airlines employees benefit from Alaska programs, like their pilot program?

It is too early to know exactly what training will be required. The two companies will maintain their separate operations until the transaction is finalized. A dedicated team will be formed to focus on integration planning, and our commitment is to keep employees well-informed throughout this entire process.

***

Forward-Looking Statements

This communication contains forward-looking statements subject to the safe harbor protection provided by the federal securities laws, including statements relating to the expected timing of the closing of the pending acquisition (the “Transaction”) of Hawaiian Holdings Inc. (“Hawaiian Holdings”) by Alaska Air Group, Inc. (“Alaska Air Group”); considerations taken into account by Alaska Air Group’s and Hawaiian Holdings’ Boards of Directors in approving the Transaction; and expectations for Alaska Air Group and Hawaiian Holdings following the closing of the Transaction. There can be no assurance that the Transaction will in fact be consummated. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements include: the possibility that Hawaiian Holdings shareholders may not approve the adoption of the merger agreement; the risk that a condition to closing of the Transaction may not be satisfied (or waived); the ability of each party to consummate the Transaction; that either party may terminate the merger agreement or that the closing of the Transaction might be delayed or not occur at all; possible disruption related to the Transaction to Alaska Air Group’s or Hawaiian Holding’s current plans or operations, including through the loss of customers and employees; the diversion of management time and attention from ongoing business operations and opportunities; the response of competitors to the Transaction; a failure to (or delay in) receiving the required regulatory clearances for the Transaction; uncertainties regarding Alaska Air Group’s ability to successfully integrate the operations of Hawaiian Holdings and Alaska Air Group and the time and cost to do so; the outcome of any legal proceedings that could be instituted against Hawaiian Holdings, Alaska Air Group or others relating to the Transaction; Alaska Air Group’s ability to realize anticipated cost savings, synergies or growth from the Transaction in the timeframe expected or at all; legislative, regulatory and economic developments affecting the business of Alaska Air Group and Hawaiian Holdings; general economic conditions including those associated with pandemic recovery; the possibility and severity of catastrophic events, including but not limited to, pandemics, natural disasters, acts of terrorism or outbreak of war or hostilities; and other risks and uncertainties detailed in periodic reports that Alaska Air Group and Hawaiian Holdings file with the Securities and Exchange Commission (“SEC”). All forward-looking statements in this communication are based on information available to Alaska Air Group and Hawaiian Holdings as of the date of this communication. Alaska Air Group and Hawaiian Holdings each expressly disclaim any obligation to publicly update or revise the forward-looking statements, except as required by law.

Additional Information and Where to Find It

Hawaiian Holdings, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Hawaiian Holdings plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction.

Daniel W. Akins, Wendy A. Beck, Earl E. Fry, Lawrence S. Hershfield, C. Jayne Hrdlicka, Peter R. Ingram, Michael E. McNamara, Crystal K. Rose, Mark D. Schneider, Craig E. Vosburg, Duane E. Woerth and Richard N. Zwern, all of whom are members of Hawaiian Holdings’ board of directors, and Shannon L. Okinaka, Hawaiian Holdings’ chief financial officer, are participants in Hawaiian Holdings’ solicitation. None of such participants owns in excess of one percent of Hawaiian Holdings’ common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Please refer to the information relating to the foregoing (other than for Messrs. Akins and Woerth) under the caption “Security Ownership of Certain Beneficial Owners and Management” in Hawaiian Holdings’ definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 5, 2023 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1172222/000117222223000022/ha-20230405.htm#i2d8a68908cc64c37bbeca80e509abb72_31. Since the filing of the 2023 Proxy Statement, (a) each director (other than Mr. Ingram) received a grant of 13,990 restricted stock units that will vest upon the earlier of (i) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (ii) a change in control of Hawaiian Holdings; (b) Mr. Ingram received a grant of 163,755 restricted stock units; and (c) Ms. Okinaka received a grant of 57,314 restricted stock units. In the Transaction, equity awards held by Mr. Ingram and Ms. Okinaka will be treated in accordance with their respective severance and change in control agreements. As of December 1, 2023, Mr. Ingram beneficially owns 340,964 shares and Ms. Okinaka beneficially owns 86,903 shares. The 2023 proxy statement, under the caption “Executive Compensation—Potential Payments Upon Termination or Change in Control,” contains certain illustrative information on the payments that may be owed to Mr. Ingram and Ms. Okinaka in a change of control of Hawaiian Holdings. As of December 1, 2023, (a) Mr. Woerth beneficially owns 37,389 shares and (b) Mr. Akins beneficially owns no shares. Mr. Akins received a grant of 13,990 restricted stock units that will vest upon the earlier of (a) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (b) a change of control.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Hawaiian Holdings will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAWAIIAN HOLDINGS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Hawaiian Holdings’ definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction will also be available, free of charge, at Hawaiian Holdings’ investor relations website (https://newsroom.hawaiianairlines.com/investor-relations), or by writing to Hawaiian Holdings, Inc., Attention: Investor Relations, P.O. Box 30008, Honolulu, HI 96820.